Exhibit 10.3

AMENDED AND RESTATED

SUPPLEMENTAL EMPLOYMENT AGREEMENT

This Amended and Restated Supplemental Employment Agreement (this “Agreement”) is dated July 13, 2011 (“Effective Date”) and is made between:

(1)           DAVID PARCELL (“You”); and

(2)           VERINT SYSTEMS UK LIMITED (“the Company”)

RECITALS

(A)          Your original contract of employment was made between you and COMVERSE INFOSYS UK Limited (“Comverse”) and was signed by you on 16 April 2001 (“the Contract”).

(B)           The parties acknowledge that you are currently employed under the terms and conditions set out in the Contract, save that you are now employed by the Company rather than Comverse.  Accordingly, all references to Comverse in the Contract should be substituted with the Company’s name.

(C)           The parties have entered into a Supplemental Employment Agreement, dated 13 June, 2008 (the “Amendment”) which varies the terms of the Contract (the Contract as modified by the Amendment, the “Amended Contract”).

(D)          The parties intend by this Agreement to vary the terms of the Amended Contract by mutual agreement.  Where any term of this Agreement differs from any term of the Amended Contract, the parties intend that the terms of this Agreement shall prevail.

VARIATIONS TO THE AMENDED CONTRACT

1.             Severance Bonus

1.1           Except as provided in clause 6 below, in the event that your employment is terminated by the Company for any reason other than for Cause (as defined in sub-clause 1.2 below) or you resign for Good Reason (as defined in sub-clause 1.2 below) you will be entitled to receive the following within 30 days of the termination of your employment (the date of your termination of employment, “the Termination Date): a Severance Bonus in the amount of six (6) months’ base salary which will be calculated by reference to the level of base salary in effect on the Termination Date less such statutory deductions as the Company is obliged to make, payable in a lump sum.  This severance bonus is in addition to your entitlement to notice as set out at 15.1 of the Contract and supersedes and replaces any severance or redundancy payments under local Company policy or practice.

1.2           For the purposes of this Agreement, the following terms shall have the following meanings:

(a)           “Cause” shall mean:

(i)            (1) termination for a reason set out in sub clause 15.3 of the Contract or (2) indictment for a crime involving dishonesty, fraud, or moral turpitude which is materially harmful to the Company, Verint Systems Inc. (“VSI”), or any Associated Company (including reputational harm); or

(ii)           wilful and intentional breach by you of your obligations to the Company or any of its subsidiaries or pursuant to the Contract, which is materially harmful to the Company or any of its subsidiaries; or

(iii)          wilful misconduct, or any wilful dishonest or wilful fraudulent act by you in connection with your performance of your duties for the Company which is materially harmful to the Company; or

(iv)          material violation of any securities laws, rules or regulations, as determined by a court or any other governmental body of competent jurisdiction; or

(v)           material violation of any material Company policy or procedure provided to you, including, without limitation, a material violation of the Company’s Code of Business Conduct and Ethics and the Company’s policies on harassment, discrimination or substance abuse, resulting in material and demonstrable harm to the Company; or

(vi)          gross neglect of your material duties for the Company which is materially harmful to the Company or any of its subsidiaries

PROVIDED THAT you do not cure such misconduct described in (ii), (iii) or (vi), or such misconduct is not susceptible to cure, within 15 days following your receipt from the Company of written notice of the same.

(b)           “Good Reason” shall mean the occurrence of any of the following events without your prior written consent:

(i)            a significant reduction in your authorities, duties, position, titles or reporting status; or

(ii)           the assignment to you of duties inconsistent with your position or an adverse alteration in the nature of your duties and/or responsibilities, reporting relationships, positions, titles or authority PROVIDED THAT Good Reason shall not exist where such an assignment or alteration is due solely to the Company ceasing to be an issuer of registered securities; or

(iii)          any reduction by the Company in your base salary or Target Bonus (as defined below); or

(iv)          the relocation of your place of employment by more than 30 miles from its location as of the Effective Date; or

(v)           a material breach by the Company of any provision of this Agreement or any other agreement between you and Company and its subsidiaries; or

(vi)          any failure by the Company to obtain the assumption in writing of any obligation of the Company or any affiliate to perform any agreement between you and the Company or any affiliate by any successor to all or substantially all of the assets of the Company, whether by operation of law or contractually, as of the date of such transaction,

PROVIDED THAT the events described in this sub-clause 1.2(b) shall constitute Good Reason only if the Company fails to cure such event within 30 days after receipt from you of written notice of the event which constitutes Good Reason; provided, further, that “Good Reason” shall cease to exist for an event on the 90th calendar day following the later of its occurrence or your knowledge thereof, unless you have given the Company written notice thereof prior to such date.

(c)           “Associated Company” shall mean:

(i)            a holding company or subsidiary of the Company (within the meaning of section 736 of the Companies Act 1985); or

(ii)           a company over which the Company has control (within the meaning of section 840 of the Income and Corporation Taxes Act 1988).

1.3           For the avoidance of doubt, in the event that your employment is terminated for Cause or by you for any reason which is not a Good Reason, you are not entitled to receipt of the benefits set out in sub-clause 1.1 above.

2.             Salary; Annual Bonus; Quarterly Bonus

2.1           Section 7.1 of the Contract (Salary) is hereby deleted in its entirety and replaced with the following:

“7.1         Salary; Annual Bonus; Quarterly Bonus

(a)           Your current basic salary is £206,000 per annum.  Basic salary will be paid by direct transfer into your nominated bank account on the 25th, or the first working day thereafter, of each calendar month.  On joining or leaving during the course of the month, you will be paid 1/261 of your annual salary for each day worked.

(b)           With respect to each full fiscal year during the term of the Contract, you will be eligible to earn an annual bonus award (the “Annual Bonus”) payable following the fourth quarter of such fiscal year, which bonus shall have an aggregate target bonus opportunity of £82,400 (the “Target Bonus”), based upon the achievement of performance goals established by the Compensation Committee of VSI’s Board (the “Committee”) with respect to such fiscal year.

(i)            You will be eligible to earn a portion of the Annual Bonus for a given fiscal year during each of the first three fiscal quarters of such year (each, a “Quarterly Bonus”) pursuant to a quarterly bonus sub-plan established by the Committee in conjunction with the annual bonus plan.

(ii)           Quarterly Bonuses will be payable following the completion of each fiscal quarter based upon the achievement of performance goals established by the Committee for such fiscal quarter.

(iii)          Once awarded, a Quarterly Bonus is not subject to increase or decrease based on the results of subsequent quarters or based on the annual results for such year, however, the amount of any Quarterly Bonuses earned by You will reduce the amount of the Annual Bonus payment to which You are entitled.

(c)           The determination as to whether the quarterly or annual performance goals have been achieved and whether and to what extent any quarterly or annual bonus is to be paid with respect to such achievement shall be made in the sole discretion of the Committee and shall be consistent with and subject to the requirements set forth in Section 162(m) of the U.S. Internal Revenue Code (as amended) with respect to individuals who are “covered employees” within the meaning of Section 162(m).

(d)           You shall be entitled to such increases in the Target Bonus, if any, as may be determined from time to time in the sole discretion of the Committee.  Each Annual Bonus and each Quarterly Bonus will be paid in accordance with the normal payroll practices of VSI for senior executive bonuses. For the avoidance of doubt, unless otherwise provided in this employment contract, as amended, you have no entitlement to receive an Annual Bonus or Quarterly Bonus unless and until the date when the Committee makes a determination as to the satisfaction of the relevant performance goal or goals relating to such bonus and the extent of the payment thereof.  The Company will make available to you supporting calculations in relation to achievement against performance goals and the level of the Annual Bonus or Quarterly Bonus, as applicable.”

2.2           Except as provided in clause 6 below, the following conditions will apply on termination of your employment:

(a)           if your employment is terminated by you for Good Reason or your employment is terminated by the Company for any reason other than for Cause, you will be paid a lump sum cash payment of a pro rata portion of the Annual Bonus (less such statutory deductions as the Company is obliged to make and less any Quarterly Bonuses paid in the fiscal year in which your termination occurs), if any, to the extent not previously paid, that you would have been entitled to receive pursuant to Section 7.1 of the Contract (as amended hereby) in such fiscal year following the conclusion of the performance period, based upon the percentage of the fiscal year that shall have elapsed through the date of your termination of employment and your, VSI’s, and the Company’s actual performance for the applicable performance period, payable at the same time bonuses are paid to other senior executives of VSI for such fiscal year;

(b)           for the avoidance of doubt, if your employment is terminated by the Company for Cause, or by you for a reason which is not a Good Reason, you are not entitled to receipt of the benefits set out in sub-clause 2.2(a) above.

2.3           In the event that you become “disabled” for the purposes of receiving permanent health insurance, the Company will exercise its discretion to pay you a pro rata Annual Bonus (less such statutory deductions as the Company is obliged to make and less any Quarterly Bonuses paid in the fiscal year in which your disability occurs), assessed and paid in the same way as that described at sub-clause 2.2(a) above.  Should you remain so disabled in future fiscal years thereafter, the payment of any Annual Bonus and Quarterly Bonus will be entirely at the Company’s discretion.

3.             Termination by Reason of Your Death

3.1           Your employment shall terminate immediately upon your death.  However, in such circumstances your Estate shall be entitled to receive, subject to any statutory deductions the Company is required to make, the following payments and benefits:

(a)           all accrued but unpaid base salary and pension contributions in respect of the period up to and including the date of your death;

(b)           a pro rata Annual Bonus in respect of the fiscal year in which your death occurs (less such statutory deductions as the Company is obliged to make and less any Quarterly Bonuses paid in the fiscal year in which your death occurs), assessed and paid in the same way as that described at sub-clause 2.2(a) above; and

(c)           any sums received by the Company as a consequence of your death in respect of your life assurance policy other than where you have previously nominated a specific beneficiary or beneficiaries in respect of such sums, in which case they will be paid directly to such beneficiary(ies) in accordance with your wishes.

4.             Indemnification and Directors and Officers Liability Insurance

4.1           The Company agrees that if you are made a party to, are threatened to be made a party to, receive any legal process in, or receive any discovery request or request for information in connection with, any action, suit or proceeding, whether civil, criminal, administrative or investigative (“a Proceeding”), by reason of the fact that you are or were a director, officer, employee, consultant or agent of the Company or any of its Associated Companies, or are or were serving at the request of, or on behalf of, the Company as a director, officer, member, employee, consultant or agent of another corporation, limited liability corporation, partnership, joint venture, trust or other entity, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is your alleged action in an official capacity while serving as a director, officer, member, employee, consultant or agent of the Company or other entity, the Company and its successors and/or assigns will indemnify, hold harmless, and defend you to the fullest extent permitted or authorized by the Company’s or VSI’s certificate of incorporation or by-laws or, if greater, by applicable law, against any and all costs, expenses, liabilities and losses (including, without limitation, penalties and amounts paid or to be paid in settlement and any reasonable cost and fees incurred in enforcing your rights to indemnification or contribution, advancement of expenses or coverage under directors’ and officers’ liability insurance policies) incurred or suffered by you in connection therewith, and such indemnification shall continue as to you even though you have ceased to be a director, officer, member, employee, consultant or agent of the Company or other entity and shall inure to the benefit of your heirs, executors and administrators.  The Company shall reimburse you for all reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees; PROVIDED THAT you provide notice to the Company and VSI prior to retaining counsel in connection with any Proceeding) incurred by you in connection with any Proceeding promptly after receipt by the Company or VSI of a written request for such reimbursement and appropriate documentation associated with these expenses.  Such request shall include an undertaking by you to repay the amount of such advance if it shall ultimately be determined by a final, non-appealable decision of a court of competent jurisdiction that you are not entitled to be indemnified against such costs and expenses.  The Company also agrees to have any successor to all or substantially all of its business or assets to expressly agree to assume the Company’s obligations under this clause 4.

4.2           Neither the failure of the Company or VSI (including its board of directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of any Proceeding concerning payment of amounts claimed by you under clause 4.1 hereof that your indemnification is proper because you have met the applicable standard of conduct, nor a determination by the Company or VSI (including its board of directors, independent legal counsel or stockholders) that you have not met such applicable standard of conduct, shall create a presumption or inference that you have not met the applicable standard of conduct.

4.3           The Company or VSI will continue and maintain a directors’ and officers’ liability insurance policy covering you at a level, and on terms and conditions, no less favorable to you than the coverage the Company or VSI provides other similarly-situated executives or directors until such time as suits against you are no longer permitted by law.  In all events, you shall be covered, in respect of your activities as an officer, director or employee of the Company or any of its affiliates, by the Company’s or VSI’s directors and officers liability insurance policy with a top rated insurer with the usual coverage (with respect to scope and period) and deductibles in a total policy amount not to be less than U.S.$10,000,000 or other comparable policies, if any, obtained by the Company’s or VSI’s successors, to the fullest extent permitted by such policies.

4.4           Nothing in this clause 4 shall be construed as reducing or waiving any right to indemnification, or advancement of expenses or coverage under any directors’ and officers’ liability insurance policies you would otherwise have under the Company’s or any affiliate’s certificate of incorporation or by-laws or under applicable law.

5.             Additional Bonus

5.1           In the event that your employment is terminated by the Company for any reason other than for Cause or you resign for Good Reason (but excluding a termination as a result of death or disability), then, except as provided in clause 6 below, in addition to the benefits set out in sub-clauses 1.1 and 2.2 above, you will be entitled to an additional bonus (“Additional Bonus”) of an amount equivalent to the average of the Annual Bonuses (inclusive of amounts paid as Quarterly Bonuses in such year) actually paid or payable to you with respect to the 3 most recently completed years’ service, less such statutory deductions as the Company is obliged to make, such amount to be payable in equal monthly instalments over a 12 month period following such termination.

5.2           For the avoidance of doubt, if your employment is terminated by the Company for Cause, or you resign for a reason which is not a Good Reason, you are not entitled to receive the Additional Bonus.

6.             Change of Control

6.1           If your employment is terminated for any reason other than for Cause, or you resign for Good Reason:

(a) upon, or within 12 months following, a Change in Control, or

(b) at a time when VSI or Comverse Technology, Inc. (“Comverse US”) is party to an agreement, the consummation of which would result in the occurrence of a Change in Control (whether or not a Change in Control actually occurs), or

(c) within the six (6) month period preceding the entrance by VSI or Comverse US into an agreement, the consummation of which would result in the occurrence of a Change in Control (whether or not a Change in Control actually occurs), and such termination is made in contemplation of or in connection with the potential Change in Control, or

(d) within the nine (9) month period preceding the consummation of a Change in Control, and such termination is made in contemplation of or in connection with the potential Change in Control, or

(e) in connection with a resolution or consent of the Board of Directors (“Board”) of VSI authorizing the payment of the amounts and benefits described in this clause 6,

then in lieu of the payments or benefits under sub-clauses 1.1, 2.2, and 5.1, you shall be entitled to the following payments and benefits (which are in addition to your entitlement to notice as set out at 15.1 of the Contract and supersede and replace any severance or redundancy payments under local Company policy or practice):

(x)            A lump sum cash payment equal to the sum of (i) 12 months base salary calculated in accordance with your base salary in effect on the Termination Date and (ii) 1.5 times your Target Bonus, or if higher, your Target Bonus for the year immediately prior to the year in which a Change in Control occurs, payable to you on the 60th calendar day following the Termination Date;

(y)           A lump sum cash payment of a pro rata portion of your Target Bonus (as in effect on the Termination Date, if any, that you would have been entitled to receive pursuant to Section 7.1 of the Contract (as amended hereby) in such year (if such year had been completed) based upon the percentage of the fiscal year that shall have elapsed through the Termination Date, your actual performance and assuming that VSI’s and the Company’s actual performance through the Termination Date were annualized through the end of such year, payable to you on the 60th calendar day following the Termination Date; and

(z)            As of the Termination Date all outstanding equity awards shall vest and become non-forfeitable, with any outstanding stock options immediately vesting and becoming exercisable, the restriction period (including any vesting requirements) on any restricted stock and restricted stock units held by you shall cease to apply, and any other vesting requirements or conditions with respect to the foregoing or other equity-based awards (including any “phantom” awards) held by you shall cease to apply and be disregarded, and such awards shall be settled in accordance with the terms of the plan and/or the applicable award agreement; provided that (i) in event you hold one or more “tandem” awards, only one side of each such tandem award shall vest (pursuant to the terms and conditions of such awards) and (ii) notwithstanding the terms of the plan or the applicable award agreements, if VSI reasonably determines on the basis of advice from independent external counsel that the settlement of some or all of such awards in stock is not feasible at such time (for legal, regulatory, or other reasons), such awards will instead be settled in cash or cash-cancelled based on the fair market value of VSI’s stock at such time (as determined in good faith by the Board of VSI); all amounts or shares payable or deliverable under this paragraph to be paid or delivered to you on the 60th calendar day following the Termination Date.

6.2           For the purposes of this Agreement, Change in Control shall mean:

(a)           the acquisition by any Non-Verint Person, entity or affiliated group (other than Comverse US), in one or a series of transactions of more than 50% of the voting power of VSI, or the acquisition of all the common stock of VSI (other than equity held by employees which is assumed in such transaction) following which the common stock of VSI is no longer publicly traded; or

(b)           the requirement that any Non-Verint Person, entity or affiliated group (other than Comverse US), consolidate with its financial results the financial results of VSI; or

(c)           a merger or consolidation in which the holders of VSI’s equity securities would not be holders of 50% or more of the voting power of the merged or consolidated entity; or

(d)           a sale of all or substantially all of VSI’s assets; or

(e)           during any period of 2 consecutive years, Incumbent Directors cease to constitute at least a majority of VSI’s Board.  “Incumbent Directors” shall mean: (i) the directors who were serving at the beginning of such 2 year period, (ii) any directors whose election or nomination was approved by the directors referred to in (i) or by a director approved in this point (ii), and (iii) at any time that Comverse US owns the majority of the voting power of VSI, any director nominated by Comverse US.

6.3           For the purposes of this Agreement, Non-Verint Person shall mean “Person” as defined in Section 3(a)(9) of the U.S. Securities Exchange Act of 1934 (as amended), as modified and used in Sections 13(d) and 14(d) thereof, but excluding (i) VSI or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of VSI or any of its affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the shareowners of VSI in substantially the same proportions as their ownership of stock of VSI.

7.             Clawback of Bonus and/or Incentive Awards

7.1           Notwithstanding anything to the contrary, if VSI’s financial statements for the year ended January 31, 2009 and thereafter are restated due to material non-compliance, as a result of your misconduct, with any financial reporting requirement under the U.S. securities laws applicable to such fiscal year, you shall, at the request of the Committee and without making any claim for compensation in respect thereof, return or forfeit, as applicable, all or a portion (but no more than 100%) of any bonus (including the Additional Bonus, but specifically excluding any “Special Bonus” paid to you in the amount of $120,000 in respect of the year ended January 31, 2008) or any incentive award (including equity awards such as stock options or restricted stock units, but specifically excluding any shares of restricted stock)  made to you during your employment with the Company as incentive for the specific fiscal year or years (in the case of equity awards granted during your employment with the Company, the portion of the award vested during such fiscal year or years) required to be restated for the year ended January 31, 2009 and thereafter.  For example, if you are granted an award in the year ended January 31, 2010 (and during your employment with the Company) that vests in installments based on performance in the year ended January 31, 2011 and the year ended January 31, 2012, and VSI’s financial statements for the year ended January 31, 2011 are required, as a result of your misconduct, to be restated due to material noncompliance with any financial reporting requirements as set forth above, the portion of the award which vests in the year ended January 31, 2011 based on achievement of the performance targets for the year ended January 31, 2011 shall be subject to clawback in accordance with this clause 7, but the portion of the award which vests in the year ended January 31, 2012 shall not be subject to forfeiture or clawback.  Or, if based on the same facts as set forth in the preceding sentence, you are paid a bonus in the year ended January 31, 2012 for performance in the year ended January 31, 2011, such bonus shall be subject to clawback in accordance with this clause 7, but not any bonus paid for any other fiscal year.  The amount to be recovered from you shall be the amount by which the bonus or incentive compensation award exceeded the amount that would have been payable to you had the financial statements been initially filed as restated (including, but not limited to, the entire award), as reasonably determined by the Committee.

7.2           The Company shall determine, in its absolute sole discretion, whether it shall effect any such recovery by way of:

(a)           immediately seeking repayment from you;

(b)           reducing the amount that would otherwise be payable to you under any Annual Bonus, Quarterly Bonus or other incentive arrangement maintained by the Company;

(c)           withholding payment of any future increases in salary or any Annual Bonus, Quarterly Bonus or other incentive awards that would otherwise have been made to you; or

(d)           by any combination of the foregoing.

7.3           You agree for the purposes of section 13 of the Employment Rights Act 1996 that, where the circumstances of this clause 7 are fulfilled, the Company may make appropriate deductions from any remuneration to which you would otherwise be entitled under any relevant bonus or other incentive plan (or by way of salary increase).  It is however acknowledged and agreed that no such deductions may be made from the basic salary or pension contributions to which you shall be entitled at the time such deductions are made.

7.4           This clause 7 is without prejudice to the Company’s right to terminate your employment by reason of gross misconduct in the event that it determines that you have been responsible for a mis-statement in the financial statements or company accounts of VSI.

8.             Post-Termination Restrictive Covenants

8.1           Your previously agreed obligations under clause 18 of the Contract shall be unaffected by this Agreement, save that:

(a)           the following words shall be added at the end of sub-clause 18.6.2:  “… and being business of a type in which you were involved in the last 12 months or your employment (the “Restricted Business”)”;

(b)           the following words shall be added at the start of sub-clause 18.6.3:  “For the purposes of carrying out the Restricted Business…”;

(c)           the definition of “Restricted Area” in sub-clause 18.9 be substituted with the following:  “England, Scotland, Wales, Ireland and any country in North America, Europe, the Middle East or Africa in which the Company or any Associated Company practices the Restricted Business; and

(d)           for the avoidance of doubt, you expressly acknowledge that your obligations previously relating to or owed to Comverse under clause 18 of the Contract now relate to and are owed to the Company.

9.             Compromise Agreement

9.1           Receipt of the benefits described at sub-clauses 1.1, 2.2, 5 and 6 above are conditional upon you signing a Compromise Agreement (or equivalent termination agreement), in substantially the same form as that appearing in Schedule 1 of this Agreement confirming your acceptance of the benefits in full and final settlement of all and any claims which you may have against the Company or any Associated Company.  If the Compromise Agreement has not been executed and delivered to the Company within sixty (60) calendar days following your termination, the Company will cease to have any obligations to make any payments or provide any benefits under this Agreement.

10.           Assignment of Intellectual Property

10.1         You agree that upon conception and/or development of any idea, discovery, invention, improvement, software, writing or other material or design that: (i) relates to the business of the Company or any Associated Company, or (ii) relates to the Company’s or any Associated Company’s actual or demonstrably anticipated research or development, or (iii) results from any work performed by you for the Company or any Associated Company, to the extent that ownership does not vest in the Company by operation of the law, you will assign to the Company (or its designee) the entire right, title and interest in and to any such idea, discovery, invention, improvement, software, writing or other material or design.  You hereby irrevocably waive all moral rights under the Copyright Designs and Patents Act 1988 (and all similar rights in other jurisdictions) which you may have in any of the works referred to in this clause.

10.2         You have no obligation to assign any idea, discovery, invention, improvement, software, writing or other material or design that you conceive and/or develop entirely in your own time without using the Company’s or its affiliates’ equipment, supplies, facilities, or trade secret information unless the idea, discovery, invention, improvement, software, writing or other material or design either: (i) relates to the business of the Company or any Associated Company, or (ii) relates to the Company’s or any Associated Company’s actual or demonstrably anticipated research or development, or (iii) results from any work performed by you for the Company or any Associated Company, in which case you will assign to the Company (or its designee) the entire right, title and interest in and to any such idea, discovery, invention, improvement, software, writing or other material or design.

10.3         You agree that any idea, discovery, invention, improvement, software, writing or other material or design that relates to the business of the Company or any Associated Company or relates to the Company’s or any Associated Company’s actual or demonstrably anticipated research or development which is conceived or suggested by you, either solely or jointly with others, within one (1) year following termination of your employment shall be presumed to have been so made, conceived or suggested in the course of such employment with the use of the Company’s equipment, supplies, facilities, and/or trade secrets unless you can conclusively prove otherwise.

10.4         In order to determine the rights of you and the Company in any idea, discovery, invention, improvement, software, writing or other material, and to ensure the protection of the same, you agree that during your employment, and for one (1) year after termination of your employment, you will immediately and fully disclose to the Company any idea, discovery, invention, improvement, software, writing or other material or design conceived, made or developed by you solely or jointly with others.  The Company agrees to keep any such disclosures confidential.  You also agree to record descriptions of all work in the manner directed by the Company and agree that all such records and copies, samples and experimental materials will be the exclusive property of the Company.

10.5         You agree that at the request of and without charge to the Company, but at the Company’s expense, you will execute a written assignment of the idea, discovery, invention, improvement, software, writing or other material or design to the Company (or its designee) and will assign to the Company (or its designee) any application for letters patent or for trademark registration made thereon, and to any common-law or statutory copyright therein; or to any application for a registered design right (or equivalent) or to any unregistered design right (or equivalent) therein, or other property right therein; and that you will do whatever may be necessary or desirable to enable the Company (or its designee) to secure any patent, trademark, copyright, design right or other property right therein in the United States, UK, and in any foreign country, and any division, renewal, continuation, or continuation in part thereof, or for any reissue of any patent issued thereon.

10.6         In the event the Company is unable, after reasonable effort, and in any event after ten business days of exerting such reasonable efforts, to secure your signature on a written assignment to the Company of any application for letters patent or for trademark registration, or to any common-law or statutory copyright, or to any application for a registered design right (or equivalent) or to any unregistered design right (or equivalent) or other property right therein, whether because of your physical or mental incapacity or for any other reason whatsoever, you irrevocably designate and appoint the Chief Legal Officer and/or General Counsel of VSI as your attorney-in-fact to act on your behalf to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of such letters patent, copyright or trademark.

10.7         You acknowledge that to the extent permitted by law, all work papers, reports, documentation, drawings, photographs, negatives, tapes and masters therefor, prototypes and other materials (hereinafter, “items”), including without limitation, any and all such items generated and maintained on any form of electronic media, generated by you during your employment with the Company shall be considered a “work made for hire” and that ownership of any and all copyrights in any and all such items shall belong to the Company.  The item will recognize the Company as the copyright owner, will contain all proper copyright notices, e.g., “(creation date) Verint Systems Inc., All Rights Reserved,” and will be in condition to be registered or otherwise placed in compliance with registration or other statutory requirements throughout the world.

11.           Change in Control Equity Acceleration

11.1         Upon a Change in Control (as defined herein or in the applicable stock incentive compensation plan), if outstanding equity awards held by all senior executives of the VSI are not assumed in connection with such Change in Control, all of your outstanding equity awards shall vest and become non-forfeitable, with any outstanding stock options immediately vesting and becoming exercisable, the restriction period (including any vesting requirements) on any restricted stock and restricted stock units held by you shall lapse, and any other vesting requirements or conditions with respect to the foregoing or other equity-based awards (including any “phantom” awards) held by you shall lapse and be disregarded.  For purposes of this clause 11, an equity award shall be considered assumed if, and only if, each of the following conditions are met: (i) stock options and stock appreciation rights are converted into a replacement award in a manner that complies with Section 409A of the U.S. Internal Revenue Code and preserves the intrinsic value of the equity award on the date of the Change in Control; (ii) restricted stock units and restricted stock awards are converted into a replacement award covering a number of shares of common stock of the entity effecting the Change in Control (or a successor or parent corporation), as determined on a basis no less favorable to the holder of such award than the treatment applied to shareholders generally; PROVIDED THAT to the extent that any portion of the consideration received by holders of VSI common stock in the Change in Control transaction is not in the form of the common stock of such entity (or a successor or parent corporation), the number of shares covered by the replacement award shall be based on the average of the high and low selling prices of the common stock of such entity (or a successor or parent corporation) that is the subject of the replacement award on the established stock exchange on the trading day immediately preceding the date of the Change in Control; (iii) the replacement award contains provisions for scheduled vesting, attainability of performance targets (if applicable) and treatment on termination of employment (including the definition of Cause and Good Reason as set forth in the controlling document) that are no less favorable to the holder than the underlying award being replaced (including taking into account any provisions of any employment agreement), and all other terms of the replacement award (other than the security and number of shares represented by the replacement award) are no less favorable to the holder than the underlying award; and (iv) the security represented by the replacement award is of a class that is publicly held and traded on an established stock exchange.  In the event your awards are assumed in connection with a Change in Control in accordance with this clause 11, your underlying award(s), and any replacement award(s), shall be treated no less favorably than the standards set forth in items (i) through (iv) of the preceding sentence.

SIGNED by:

/s/ David Parcell
David Parcell

SIGNED FOR and on behalf of	)
VERINT SYSTEMS UK LIMITED	)

/s/ Douglas Robinson	Director

/s/ Peter Fante	Director/Company Secretary

July 13, 2011	Dated

SCHEDULE 1

Draft No:                ****

Draft Date:             ****

DATED                                                                                                                                                                                                                                                                                          200*

(1)                            VERINT SYSTEMS UK LIMITED

(2)                            DAVID PARCELL

DRAFT COMPROMISE AGREEMENT

21 Tudor Street, London EC4Y 0DJ Telephone: +44 (0) 20 7039 5959 Fax: +44 (0) 20 7039 5999

WITHOUT PREJUDICE

DATED	200*

PARTIES

(1)                                  Verint Systems UK Limited (a company registered in England and Wales with company number 02602824) whose registered office is at [•] (“the Company”) and

(2)                                  David Parcell of [•] (“the Employee”);

INTRODUCTION

(A)                              The Employee was employed under the terms of a contract of employment dated 16 April 2001 which was amended by means of a Supplemental Employment Agreement dated 13 June 2008 and further amended by an Amended and Restated Supplemental Employment Agreement dated [   ]2011.  These documents will hereafter collectively be referred to as “the Contract”.

(B)                                The Parties are entering into this Agreement (which is executed by the Employee only as a Deed) to record and implement the terms and conditions on which the Employee’s employment [has] [will] come to an end.

AGREEMENT

1.                                      DEFINITIONS AND INTERPRETATION

1.1                                 In this Agreement the following expressions shall have the following meanings:

“the Group” means any company which is a holding company of the Company or a subsidiary undertaking of the Company or of any such holding company (as such expressions are defined in Sections 548, 1159 and 1162 of the Companies Act 2006);

“NICs” means employee National Insurance Contributions;

“Termination” means the termination of the Employee’s employment by the Company on the Termination Date;

“Termination Date” means the date specified in clause 2 of this Agreement.

1.2                                 References to clauses or clause numbers shall, unless the contrary is apparent from the context, be to clauses and clause numbers of this Agreement.

2.                                      TERMINATION DATE

2.1                                 The employment of the Employee by the Company [will] terminate[d] on [•] [by mutual agreement and he [will]/[has] receive[d] (together with his P45) his salary and other benefits including payment for all accrued holiday entitlement until this date [in the agreed sum of £[•]] less tax and other statutory deductions.

2.2                                 The Company will reimburse to the Employee all reasonable business expenses incurred before the Termination Date by the Employee in connection with his duties to the Company and/or any Group Company subject to the Employee’s compliance with the Company’s usual guidelines relating to the reimbursement of expenses and the production of appropriate receipts or other supporting documents.

3.                                      FULL AND FINAL SETTLEMENT

3.1                                 The Employee accepts the severance terms and arrangements set out in this Agreement in full and final settlement of all or any costs, claims, expenses, rights of action or any other rights which he has or may have against the Company or any member of the Group or any shareholder, director, employee, agent or officer of the Company or any member of the Group.  He waives any entitlement to such costs, claims, expenses, rights of action and other rights against the Company or any member of the Group or such shareholder, director, employee, agent or officer including, without limitation, the following:

(A)                              any claim for unfair dismissal under the Employment Rights Act 1996 or any contractual redundancy payment arising out of the Termination;

(B)                                any claim for a statutory redundancy payment under the Employment Rights Act 1996 as a result of the Termination;

(C)                                any claim for unlawful deduction from wages under the Employment Rights Act 1996 arising from any sum due in connection with the Employee’s employment and outstanding on the Termination;

(D)                               any claim under Regulation 30, 31, 32 or any other provision of the Working Time Regulations 1998;

(E)                                 any claim for unlawful discrimination under Sections 4, 7, 32, 33 or any other provision of the Race Relations Act 1976 (“RRA”) in connection with his employment or the Termination;

(F)                                 any claim for unlawful discrimination under Sections 4, 5, 6, 12, 57, 58 or any other provision of the Disability Discrimination Act 1995 (“DDA”) in connection with his employment or the Termination;

(G)                                any claim for unlawful discrimination under any provision of the Employment Equality (Age) Regulations 2006 in connection with his employment or Termination;

(H)                               any claim for wrongful dismissal or any claim for breach of any express or implied term of the Contract;

(I)                                    any claim under European Union Law in connection with his employment or the Termination;

(J)                                   any claim under Section 47B of the Employment Rights Act 1996;

(K)                               any claim for accrued but untaken holiday entitlement;

(L)                                 any other claim under statute, contract or common law arising out of his employment or the Termination but excluding any claim the Employee might have for any personal injuries suffered in the course of his employment or in relation to the Employee’s accrued pension entitlement.

3.2                                 The Employee undertakes that neither he nor anyone acting on his behalf shall institute legal proceedings against the Company or any member of the Group or any of its or their officers or employees in the employment tribunal or any other court or tribunal other than to enforce the terms of this Agreement.

3.3                                 After taking the legal advice referred to in this Agreement the claims which the Employee is aware he has or may have against the Company and/or any member of the Group are those referred to in clause 3.1.

3.4                                 The parties acknowledge and agree that the relevant conditions relating to compromise agreements in Section 203 of the Employment Rights Act 1996 and to compromise contracts under Section 72 of the RRA, Section 9 of the DDA, Paragraph 2(2) Schedule 5 of the Employment Equality (Age) Regulations 2006 and Section 32 of the Working Time Regulations 1998 have been satisfied and the Employee confirms that he has received independent legal advice on the terms and effect of this Agreement, and its effect on his ability to pursue his rights before an employment tribunal, and, in particular, his ability to bring claims for unfair dismissal, redundancy, any unauthorised deductions from wages, race, disability discrimination, or any claim under European Law. The Employee will procure that a certificate attached as Schedule 1 will be supplied to the Company by the Employee’s legal advisor.

3.5                                 The Company will pay up to the sum of £750 + VAT as a contribution towards the Employees legal costs incurred for advice received in respect of this Agreement.  Payment will be made directly to the adviser’s firm upon receipt by the Company of an invoice addressed to the Employee and marked payable by the Company.

4.                                      COMPENSATION

4.1                                 Subject to the Company receiving this Agreement signed by the Employee and the certificate attached as Schedule 1 signed by the Employee’s legal advisor and also subject to the Employee’s strict compliance with the terms of this Agreement, the Company will pay the Employee the sum of £[•] (“the Compensation Payment”) in accordance with the payment provisions contained in the Contract made up as follows [insert applicable amounts depending on circumstances giving rise to termination: ie whether the Severance Bonus, Annual Bonus (less any Quarterly Bonuses), Additional Bonus or Change of Control terms are triggered].

[In the event that the Change of Control provisions under the Amended and Restated Supplemental Employment Agreement are triggered, also include the following:

4.2                                 In addition to the Compensation Payment, the Employee will be entitled to the favourable stock treatment set out in clause 6.1(z) of the Amended and Restated Supplemental Employment Agreement dated [    ]2011.]

4.3                                 The Compensation Payment will be subject to such statutory deductions which the Company will be obliged to make.

5.                                      COMPANY PROPERTY

The Employee undertakes that he will promptly return to the Company all keys, correspondence, documents, specifications, reports, papers, and records, and all copies in whatever form they may be stored, and any other property belonging to the Company or the Group which may be in his possession or control, including computers, cell phones, blackberries…etc., and any property belonging to others which may be in his possession or control, and which relates in any way to the business or affairs of the Company or the Group, or to any supplier, agent, distributor, or customer of the Company or the Group.

6.                                      RESTRICTIVE COVENANTS

The Employee acknowledges that he will remain bound by the terms of clause 18 of the Contract (as amended by the Supplemental Employment Agreements referred to above).

7.                                      CONFIDENTIALITY

7.1                                 The parties agree that, save for disclosure to their legal and/or financial advisers or to the HM Revenue & Customs (and in the case of the Employee to his immediate family) and save as may be required by law, they will keep confidential the terms and existence of this Agreement.

7.2                                 Each party agrees that it will not make or publish or cause to be made or published any disparaging or untrue remark about the other party or, as the case may be, its directors, officers or employees.

8.                                      WARRANTIES

The Employee warrants to the Company as follows:

8.1                                 he has not presented a Claim Form at an office of the Employment Tribunals, or issued a claim form in the High Court or County Court, in respect of any claim in the United Kingdom in connection with his employment with the Company, and/or any member of the Group or the Termination;

8.2                                 he has not commenced any other legal proceedings in the United Kingdom or elsewhere in respect of any claim in connection with his employment with the Company and/or any member of the Group or the Termination;

8.3                                 he has not done any act or omitted to do any act which

(A)                              if it was done or omitted to have been done (as appropriate) and had come to the attention of the Company before the Termination Date would have entitled the Company to terminate his employment summarily and without compensation or

(B)                                if it was done or omitted to have been done (as appropriate) after the Termination Date would have been in breach of the terms of this Agreement had it been done or omitted to have been done (as the case may be) after the date of this Agreement;

8.4                                 he has committed no breach of duty (including fiduciary duty) owed to the Company or any other member of the Group. For the avoidance of doubt, this Agreement shall not operate to release the Employee from any liability owed to any member of the Group of which the Employee was a director by virtue of his employment with the Company;

8.5                                 other than those claims referred to in clause 3.1 and having taken the legal advice referred to in this Agreement he is not aware of any claim he may have against the Company or any member of the Group of whatever nature arising out of his employment or the Termination, nor of any circumstances which might give rise to such a claim;

8.6                                 he has provided to his legal advisor referred to in clause 3.4 all relevant information relating to his employment with the Company and any Group Company and the Termination to enable the legal advisor to advise the Employee on any statutory claims the Employee may have; and

8.7                                 he has not at the date of this Agreement accepted, agreed to accept or been made any offer of a new contract of service or for services nor has he entered into any form of arrangement that such an offer will be made at any time in the future.

9.                                      RESIGNATION FROM OFFICE

By accepting the terms of this Agreement the Employee will be deemed to resign on the Termination Date from his position as a director of the Company and from all or any other office which he holds in the Company and/or any member of the Group which resignation, if requested, shall be in the form of Schedule 2 to this Agreement.

10.                               THIRD PARTIES

The Company is entering this Agreement for itself and on behalf of each Group Company each of which may directly enforce any rights it has against the Employee.

11.                               GENERAL

11.1                           This Agreement shall be governed by and construed in accordance with the laws of England and Wales.

11.2                           Except in relation to any provisions of the Contract which are stated to apply following the Termination (namely: the restrictive covenants referred to in clause 6 above and the provisions relating to the Clawback of Bonus and/or Incentive Awards, the Assignment of Intellectual Property and the Indemnification and Directors and Officers Liability Insurance contained in clauses 4, 7 and 10 of the Amended and Restated Supplemental Employment Agreement dated [    ] 2011), this Agreement sets out the entire agreement between the parties in relation to the rights of the Employee arising upon or in relation to the Termination.  The Employee acknowledges and warrants to the Company that he is not entering into this Agreement in reliance upon any representation which is not expressly set out in this Agreement.

11.3                           Although marked “Without Prejudice” this Agreement and associated “Without Prejudice” correspondence shall become open and binding as between the parties when this Agreement has been signed by both of them and dated.

EXECUTION

The Parties have executed this Agreement on the date first mentioned above as evidence of their agreement to its terms.

SIGNED as a Deed by	)
Director	)
for and on behalf of	)
Verint Systems UK Limited	)
this day of 200*	)

[SIGNED by	)
Director	)
for and on behalf of	)

Verint Systems UK Limited	)
this day of 200*	)]

EXECUTED and DELIVERED as a Deed by	)
David Parcell	)
this day of [ ]	)
in the presence of:	)

Witness signature

Witness name

Witness address

Witness occupation

SCHEDULE 1

I, [                  ], a solicitor with [                            ], confirm to Verint Systems UK Limited (the “Company”) that I gave independent legal advice to David Parcell as to the terms and effect of the Compromise Agreement to which this Schedule 1 is attached and in particular its effects on his ability to bring claims before an Employment Tribunal.

I confirm that I am a relevant independent advisor for the purposes of the statutory provisions to which reference is made in clause 3.4 of the Compromise Agreement to which this Schedule 1 is attached.  Further, at the time I gave the advice referred to above there was in force a policy of insurance or an indemnity covering members of a profession or a professional body covering the risk of a claim by David Parcell in respect of any loss arising in consequence of that advice.

I confirm that I am not acting and have not acted in this matter for the Company or any associated Company.

Signed:

Dated:

SCHEDULE 2

Draft Letter of Resignation

The Board of Directors

[                         ]

Dear Sirs

I resign with immediate effect as a director of the [above] compan[y][ies] and confirm that I have no claim whatsoever outstanding against the Company arising from the termination of my directorship or otherwise save as set out in a Compromise Agreement dated [              ].

Yours faithfully

David Parcell